EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT HIRES 27-YEAR RETAIL VETERAN AS
VICE PRESIDENT OF MERCHANDISING

BIRMINGHAM, Ala. (July 23, 2009) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, announced today that Rebecca Jones will join the Company as Vice President of Merchandising in August 2009.

Ms. Jones is currently Vice President/General Merchandise Manager – Crafts at Jo-Ann Fabric and Craft Stores. Prior to joining Jo-Ann Fabric in 2003, Ms. Jones served as Vice President/Divisional Merchandise Manager at Wal-Mart Stores from 1999 to 2003. She began her retail career at Fred Meyer Stores in 1982, serving in various operations, planning, buying and merchandising positions, including Vice President/Divisional Merchandise Manager from 1997 to 1999.

Commenting on the announcement, Mickey Newsome, Chairman and Chief Executive Officer, said, “Hibbett has one of the most experienced and talented management teams in the sporting goods industry. Becky Jones complements this team well with a wealth of successful merchandising experience for large, growing retail organizations operating in markets similar to ours. We look forward to her contributions to our continued success.”

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding our management team and its future success in our industry.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1